Exhibit 99.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO THE

EMERGENCY ECONOMIC STABILITY ACT OF 2008

I, Edwin W. Hortman, Jr., President and Chief Executive Officer of Ameris Bancorp (“Ameris”), certify, based on my knowledge, that:

(i) The compensation committee of Ameris has discussed, reviewed and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009 or ninety days after the closing date of the agreement between Ameris and Treasury and ending with the last day of Ameris’ fiscal year containing that date (the “applicable period”), the senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to Ameris;

(ii) The compensation committee of Ameris has identified and limited during the applicable period any features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Ameris and identified any features in the employee compensation plans that pose risks to Ameris and limited those features to ensure that Ameris is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed at least every six months during the applicable period the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of Ameris to enhance the compensation of an employee and has limited these features;

(iv) The compensation committee of Ameris will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of Ameris will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Ameris;

(B)	Employee compensation plans that unnecessarily expose Ameris to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of Ameris to enhance the compensation of an employee;

(vi) Ameris has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA (“bonus payments”), of the SEOs or twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial documents or any other materially inaccurate performance metric criteria;

(vii) Ameris has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between Ameris and Treasury or June 15, 2009 and ending with the last day of Ameris’ fiscal year containing that date;

(viii) Ameris has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between Ameris and Treasury or June 15, 2009 and ending with the last day of Ameris’ fiscal year containing that date;

(ix) The board of directors of Ameris has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between Ameris and Treasury; this policy has been provided to Treasury and its primary regulatory agency; Ameris and its employees have complied with the policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO or an executive officer with a similar level of responsibility, were properly approved;

(x) Ameris will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between Ameris and Treasury or June 15, 2009 and ending with the last day of Ameris’ fiscal year containing that date;

(xi) Ameris will disclose the amount, nature and justification for the offering during the period beginning on the later of the closing date of the agreement between Ameris and Treasury or June 15, 2009 and ending with the last day of Ameris’ fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii) Ameris will disclose whether Ameris, the board of directors of Ameris or the compensation committee of Ameris has engaged during the period beginning on the later of the closing date of the agreement between Ameris and Treasury or June 15, 2009 and ending with the last day of Ameris’ fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Ameris has prohibited payments of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between Ameris and Treasury or June 15, 2009 and ending with the last day of Ameris’ fiscal year containing that date;

(xiv) Ameris has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Ameris and Treasury, including any amendments;

(xv) Ameris has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment or both.

Dated:	March 16, 2010	/s/ Edwin W. Hortman, Jr.
Edwin W. Hortman, Jr.,
President and Chief Executive Officer (principal executive officer)